UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CHESAPEAKE LODGING TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Dear Shareholder:

On behalf of the Board of Trustees, we are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held on May 16, 2014 at 9 a.m., local time, at the W Chicago – Lakeshore, located at 644 North Lake Shore Drive, Chicago, Illinois 60611. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of the Trust’s common shares will be allowed to attend the meeting in person.

Your vote is important and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares by following the instructions on the proxy card or the voting instruction card you received. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in the Trust and look forward to seeing you at our 2014 Annual Meeting.

Sincerely,

Thomas A. Natelli

Chairman of the Board of Trustees

James L. Francis

President and Chief Executive Officer

NOTICE OF THE 2014 ANNUAL MEETING

The 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) of Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Trust”), will be held at the time and place and for the purposes indicated below.

Time and Date:	9 a.m., local time, on May 16, 2014.

Place:	W Chicago – Lakeshore

644 North Lake Shore Drive

Chicago, Illinois 60611

Items of Business:	1.	To elect seven trustees from the nominees named in the attached proxy statement to serve until the 2015 Annual Meeting or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve, through a non-binding advisory vote, the Trust’s executive compensation program; and

4.	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2014, and “For” the resolution to approve the Trust’s executive compensation program as described in this proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the 2014 Annual Meeting at the time and on the date specified above or at any time and date to which the 2014 Annual Meeting may be properly adjourned or postponed.

Record Date:	Our Board of Trustees has set March 14, 2014 as the record date for determining the holders of the Trust’s common shares that are eligible to vote at the 2014 Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. Information on how to vote your shares is provided beginning at page 2.

Corporate Headquarters:	1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401

By Order of the Board of Trustees

Graham J. Wootten,

Senior Vice President,

Chief Accounting Officer and Secretary

April 1, 2014

PROXY STATEMENT

2014 ANNUAL MEETING

May 16, 2014

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees (the “Board”) of Chesapeake Lodging Trust of proxies to be voted at our 2014 Annual Meeting and at any adjournment or postponement. The proxies will be used at our 2014 Annual Meeting to be held on May 16, 2014 beginning at 9 a.m., local time, at the W Chicago – Lakeshore, 644 North Lake Shore Drive, Chicago, Illinois 60611.

This proxy statement contains important information regarding our 2014 Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about April 1, 2014 to holders of record of our common shares of beneficial interest at the close of business on March 14, 2014.

Purpose of the Meeting

Shareholders will vote on the following matters at the 2014 Annual Meeting:

•	To elect seven trustees from the nominees identified in Proposal 1 to our Board;

•	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2014 as set forth in Proposal 2;

•	To approve, through a non-binding advisory vote, the Trust’s executive compensation program as set forth in Proposal 3; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	“FOR” the election of the seven nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2014 as set forth in Proposal 2; and

•	“FOR” approval of the Trust’s executive compensation program as set forth in Proposal 3.

Who May Attend the Meeting and Vote

Only holders of record of our common shares outstanding at the close of business on the record date of March 14, 2014 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the 2014 Annual Meeting. On the record date, we had 50,033,220 common shares issued and outstanding.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2014 Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Quorum

The presence in person or by proxy of the holders of a majority of the outstanding common shares will constitute a quorum for the transaction of business at the 2014 Annual Meeting. Abstentions and broker non-votes, as described below, will be counted in determining whether a quorum exists. If the shareholders present or represented by proxy at the 2014 Annual Meeting constitute holders of less than a majority of the shares entitled to vote, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

Each holder of common shares is entitled to cast one vote for each common share owned on March 14, 2014, the record date of the 2014 Annual Meeting. With respect to the election of each nominee for trustee and with respect to all other matters, shareholders may vote “For”, “Against” or “Abstain.”

Voting Your Shares

Voting shares in person at the 2014 Annual Meeting. Shares held in your name as the shareholder of record may be voted in person at the 2014 Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2014 Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the 2014 Annual Meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the 2014 Annual Meeting. Shareholders of record may submit proxies by completing, signing, and dating their proxy card and returning it in the accompanying pre-addressed, postage-prepaid envelope. Your proxy card must be received no later than May 15, 2014 for your shares to be voted at the 2014 Annual Meeting. If you hold your common shares through a bank, broker, trustee or other nominee, you must provide your nominee with appropriate voting instructions as set forth on the voting instruction card you receive from your nominee no later than 11:59 p.m. EDT on May 15, 2014. If you do not provide your nominee with these instructions, your nominee will not have discretionary authority to vote your shares on your behalf on Proposals 1 and 3, which are “non-routine” matters. As a result, your failure to provide these instructions will result in a “broker non-vote” on these matters. Beneficial owners may provide instructions to their bank, broker, trustee or other nominee holding their shares in one of these three ways:

•	By Internet – Beneficial owners may give instructions over the Internet by following the instructions on the voting instruction card you received from your nominee.

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By Telephone – Beneficial owners may give instructions by telephone by calling the number on the voting instruction card you received from your nominee and following the instructions. You will need to have the control number that appears on the proxy or voting instruction card available when voting.

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By Mail – Beneficial owners may give instructions by completing, signing and dating their voting instruction card received from your nominee and mailing it in the accompanying pre-addressed, postage-prepaid envelope.

If additional matters are presented at the 2014 Annual Meeting. Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2014 Annual Meeting. If you grant a proxy, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Voting Mechanics

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxy holders will vote the common shares represented thereby in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy card or voting instruction card will be voted in accordance with the Board’s recommendation for each proposal, and in the discretion of the proxy holders on any other matter that may properly come before the 2014 Annual Meeting.

Changing Your Vote

You may change your vote before the vote at the 2014 Annual Meeting in accordance with the following procedures. If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the Trust’s headquarters address in Annapolis, Maryland, no later than May 15, 2014, or by attending the 2014 Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on May 15, 2014, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the 2014 Annual Meeting and voting in person.

Required Vote

Election of Trustees. Under our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election.

If an incumbent trustee were to fail to be re-elected by a majority of votes cast, that trustee would be required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

Ratification of Independent Registered Public Accounting Firm. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Non-binding Advisory Vote to Approve the Trust’s Executive Compensation Program. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on us, the Board and its Compensation Committee will consider the results of the shareholder vote in determining future executive compensation matters.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the Trust and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our common shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. MacKenzie Partners, Inc. may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $7,500, plus reimbursement of their normal and customary expenses.

Inspector of Elections

The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company, LLC.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Role in Risk Oversight

Our Board consists of seven trustees. Our Board is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire Board may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one or more than eleven. All of our executive officers serve at the discretion of our Board.

The Board exercises substantial independent oversight over the Trust’s business. As discussed in greater detail below, a majority of the trustees on the Board, including our non-executive Chairman of the Board, are independent under the New York Stock Exchange (“NYSE”) listing standards, and each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent trustees. Also, by separating the roles of Chief Executive Officer and Chairman of the Board, we ensure a greater role for our independent directors in the oversight of the Trust. We believe this leadership structure is most appropriate for us because, in addition to enhancing independent oversight, it also enables our Chief Executive Officer to focus on the day-to-day leadership and performance of the Trust. In 2013, the Board held eight meetings and each trustee attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. It is our policy that Board members attend our annual meetings of shareholders. All of them did so in 2013, and we anticipate that each of them will attend the 2014 Annual Meeting.

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Trust is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Trust’s risk management function through regular discussions with senior management. While the Board has primary responsibility for overseeing the Trust’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Trust’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

Trustee Independence and Corporate Governance

Our Board consists of seven trustees, each of whom is identified below. Aside from Messrs. Francis and Vicari, our Board has determined that each of our trustees is independent, as defined by the NYSE listing standards. Our Board has three committees, the principal functions of which are briefly described below. Each of these committees is composed entirely of independent trustees, as defined by the NYSE listing standards.

Moreover, the Compensation Committee is composed exclusively of individuals intended to qualify as “non-employee” trustees for purposes of Rule 16b-3 of the Exchange Act of 1934 and “outside” trustees for purposes of Section 162(m) of the Internal Revenue Code.

We have adopted charters for all three of our standing Board committees. You may obtain current copies of these charters on the “Corporate Governance” page of our website at www.chesapeakelodgingtrust.com.

Audit Committee. Our Audit Committee is composed of Messrs. Eckert, Natelli and Hill. Mr. Eckert chairs the committee and has been determined by our Board to be an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) rules. Our Audit Committee met four times in 2013. In February 2014, the Board appointed Mr. Nuechterlein to replace Mr. Natelli on the Audit Committee effective following the 2014 Annual Meeting.

The Audit Committee’s primary duties and assigned roles are to:

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serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

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oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

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provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the firm to which the Trust has outsourced its internal auditing function and our Board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting;

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review and discuss with management policies and guidelines to govern the process by which management assesses and manages the Trust’s risks, including the Trust’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and

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consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation Committee. Our Compensation Committee is composed of Messrs. Hill, Natelli and Eckert. Mr. Hill chairs the committee. Our Compensation Committee met six times in 2013.

The Compensation Committee’s principal functions are to:

•	evaluate the performance of and compensation paid by us to our President and Chief Executive Officer and other executive officers and trustees;

•	administer the Chesapeake Lodging Trust Equity Plan, or Equity Plan;

•	conduct a risk assessment of the Trust’s overall compensation policies; and

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produce a report on executive compensation required to be included in our proxy statement for our annual meeting of shareholders or our Annual Report on Form 10-K, including the Compensation Discussion and Analysis section.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee, but did not delegate any of its responsibilities during 2013. The Compensation Committee also has the authority to retain outside compensation consultants for advice. The Compensation Committee is directly responsible for the appointment, compensation and oversight of any such consultant, and the Trust is responsible for providing appropriate funding for payment of reasonable compensation to any such consultant, as determined by the Compensation Committee. In selecting a consultant, the Compensation Committee evaluates its independence by considering the following six factors and any other factors the Compensation Committee deems relevant to the consultant’s independence from management:

•	Provision of other services to the Trust by the person that employs the consultant;

•	Amount of fees paid by the Trust to the person that employs the consultant, as a percentage of that person’s total revenue;

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

•	Any business or personal relationship between the consultant and any member of the Compensation Committee;

•	Ownership by the consultant of the Trust’s shares; and

•	Any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Trust.

In 2013, the Compensation Committee retained Frederic W. Cook & Co. (“Cook & Co.”) as an independent consultant to advise it on executive compensation matters and to conduct a comprehensive review of the design and structure of the Trust’s executive compensation program. The Compensation Committee considered the above six factors and determined that Cook & Co. qualifies as an independent compensation consultant in accordance with applicable SEC and NYSE rules. For a further discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, as well as the advice provided by Cook & Co., see “– Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie chairs the committee. Our Nominating and Corporate Governance Committee met twice in 2013.

The Nominating and Corporate Governance Committee’s principal functions are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter requires that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving our long-term interests and those of our shareholders. The committee also is required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for election at an annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written suggestions received by our

Secretary not less than 90 nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders. Suggestions must be mailed to our Secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Executive Sessions

Consistent with the NYSE’s corporate governance listing standards, our Board has adopted Principles of Corporate Governance that, among other things, call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive Chairman of the Board, presides at these executive sessions.

Communicating with the Board

The Board values the input and insights of the Trust’s shareholders and believes that effective shareholder engagement strengthens the Board’s role as an informed and engaged fiduciary. The Trust uses a variety of means to facilitate ongoing communications with shareholders throughout the year, including quarterly earnings calls, annual shareholder meetings, question and answer sessions, meeting materials, press releases, the Trust’s website, industry conferences and other group meetings, and, when appropriate, email, telephonic and/or one-on-one meetings. The Board uses these communications to further the Board’s commitment to productive dialogue and responsiveness to shareholders. Interested parties, including shareholders, may communicate their concerns directly to the full Board, the non-executive Chairman of the Board or the non-officer trustees as a group by writing to the Board, the non-executive Chairman of the Board or the non-officer trustees, at our corporate headquarters.

In late 2013 and early 2014, the Board conducted its annual review of the Trust’s corporate governance policies. In light of developments in corporate governance best practices since the Trust’s initial public offering (“IPO”) in 2010, and feedback received from its shareholders, in March 2014, the Board approved and implemented several corporate governance initiatives that the Board believes are in the best interests of the Trust and its shareholders, including:

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Adopting a majority voting standard for the election of trustees in uncontested elections, coupled with a policy that any incumbent trustee who fails to receive that level of shareholder support will be required to tender his or her resignation for the remaining members of the Board to consider, subject to the requirement that the Board must accept any such resignation if the nominee received more votes against than for his or her election at each of two consecutive annual meetings of shareholders; and

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Requiring shareholder approval, by a majority of votes cast on the matter, before the Trust may elect to become subject to any of three Maryland statutes that could be viewed as providing publicly traded entities organized in Maryland, like the Trust, with certain defenses against unsolicited or hostile takeover attempts.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our trustees, officers and employees. This code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

The Audit Committee will review this code on an annual basis, and the Board will review and act upon any proposed additions or amendments to the code as appropriate. The code is posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of the code without charge by writing to our Secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address. No such waivers have been provided to date under the code.

We have established and implemented formal “whistleblower” procedures for receiving and handling complaints of employees, and have made an email address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via email or to this hotline will be communicated directly to the Audit Committee.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	trustee communication, committees and access to management.

Our Nominating and Corporate Governance Committee is required to review the Principles of Corporate Governance on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate.

The Principles of Corporate Governance are posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our Secretary at our corporate headquarters. See also “Communicating with the Board.”

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the seven persons listed below to serve as trustees for the one-year term ending at our 2015 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Trustee Qualifications

Set forth below is information as of April 1, 2014 concerning each of the nominees for trustee:

James L. Francis, 52, is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University. Mr. Francis also currently serves on the board of trustees and as a member of the audit and nominating and corporate governance committees of Chambers Street Properties, a publicly traded REIT focused on acquiring, owning and operating industrial and office properties. We believe Mr. Francis should serve on our board as a result of his principal role in our founding and his extensive experience in the lodging industry.

Douglas W. Vicari, 54, is our Executive Vice President, Chief Financial Officer, Treasurer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a former NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now ABB Brown Boveri) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company. We believe Mr. Vicari should serve on our board due to his principal role in our founding and his experience as a chief financial officer for other lodging companies.

Thomas A. Natelli, 54, is the non-executive Chairman of the Board. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, Natelli Communities has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year.

Mr. Natelli currently serves on the board of the School of Engineering at Duke University and of Strathmore Performing Arts Center. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In 2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October 2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982. We believe Mr. Natelli should serve on our board due to his extensive experience in the real estate industry, his entrepreneurial background and financial acumen.

Thomas D. Eckert, 66, is a Trustee. Since 2011, Mr. Eckert has served as Chairman, and previously from 1997 to 2011 had served as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as President and Chief Executive Officer and a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently Chairman of the Board of The Munder Funds, a $10 billion mutual fund group, a director and member of the audit committee and compensation committees of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers, and lead director and chairman of the compensation committee of NVR, Inc., the fourth largest homebuilder in the United States. He is also a Trustee of The College Foundation at the University of Virginia. Mr. Eckert received his bachelor’s degree in Business Administration from the University of Michigan in 1970. We believe Mr. Eckert should serve on our board due to his extensive experience in the real estate industry, including as a chief executive officer of a publicly traded REIT.

John W. Hill, 59, is a Trustee. Since November 2013, Mr. Hill has served as Chief Financial Officer for the City of Detroit, Michigan. Earlier in 2013, Mr. Hill founded a professional services practice specializing in assisting clients in improving their financial management operations. Mr. Hill currently serves as a director and chairman of the audit committee of CoStar Group, Inc. From August 2004 until August 2012, Mr. Hill served as Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, and the National Minority Aids Council. He formerly served on the boards of the DC Children and Youth Investment Trust and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977. We believe Mr. Hill should serve on our board due to his extensive background in accounting and financial matters and his significant leadership experience through his longstanding role with the Federal City Council.

George F. McKenzie, 58, is a Trustee. Mr. McKenzie founded a commercial real estate consulting business in January 2014. From June 2007 until his retirement in October 2013, Mr. McKenzie served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy. He received a B.S. in Operations Analysis from the United States Naval Academy and an M.B.A. in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington, Urban Land Institute (“ULI”). We believe Mr. McKenzie should serve on our board due to his extensive experience in the real estate industry, including as a chief executive officer of a publicly traded REIT.

Jeffrey D. Nuechterlein, 56, is a Trustee. In 2000, Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia, where he has served as Managing Partner since its formation. From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Mr. Nuechterlein is a director and member of the audit committee of The Jones Group, Inc. (NYSE:JNY), a designer, marketer and wholesaler of over 35 brands of apparel, footwear and accessories. He also is Chair of the Board of Directors of Cartica Capital, a privately-held, long-only equity manager focused on investments in public companies in emerging markets, and is registered as an investment advisor with the SEC. Among his non-profit activities, Mr. Nuechterlein is a Past President and Emeritus Trustee of The College Foundation at the University of Virginia, a Trustee of The Potomac School, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University. We believe Mr. Nuechterlein should serve on our board due to his extensive investment experience and his legal background.

The Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP, as the independent registered public accounting firm for the Trust for the year ending December 31, 2014.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, we are asking shareholders to do so because we believe that it is a good corporate governance practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Chesapeake Lodging Trust, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Trust and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for the Trust since its inception, will be in attendance at the 2014 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee is required to review and approve the list of pre-approved services and the threshold estimates of cost of performance of each. Ernst & Young LLP is required to provide detailed information regarding any services to be performed and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee has delegated pre-approval authority for audit related or non-audit services not exceeding $100,000 to Mr. Eckert, one of its members. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of Ernst & Young LLP or any other independent registered public accounting firm providing audit services to the Trust from time to time. In 2013 and 2012, all of the services provided by Ernst & Young LLP were approved by the Audit Committee in accordance with its policies and procedures.

Fees Billed to the Trust by Ernst & Young LLP for 2013 and 2012

The following table shows the fees billed to us by Ernst & Young LLP for audit and other services provided for 2013 and 2012:

	2013	2012
Audit Fees (a)	$661,540	$446,208
Audit-Related Fees (b)	—	91,902
Tax Fees (c)	91,445	91,398
All Other Fees (d)	—	—

Total	$752,985	$629,508

(a)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Ernst & Young LLP related to our filings with the SEC, as well as audit work required under the agreements governing certain of our debt financings.
(b)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Trust’s acquired hotels.
(c)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(d)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the NYSE standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board. The Audit Committee’s charter may be found on the “Corporate Governance” page of the Trust’s website at www.chesapeakelodgingtrust.com.

The Audit Committee’s responsibilities include appointing the Trust’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Trust’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Trust’s independent registered public accounting firm, internal audit firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Trust’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Trust’s financial statements, including the estimates and judgments on which they are based, as well as the Trust’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Trust’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Trust’s management and of the Trust’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the Trust’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Trust’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as supplemented or amended, and as adopted by the PCAOB. The Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plan for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Trust’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Trust and its affiliates is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC.

THE AUDIT COMMITTEE

Thomas D. Eckert

Thomas A. Natelli

John W. Hill

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2013 with respect to our named executive officers, Messrs. Francis and Vicari, D. Rick Adams, our Executive Vice President and Chief Investment Officer, and Graham J. Wootten, our Senior Vice President, Chief Accounting Officer and Secretary.

Executive summary

Executive compensation philosophy

Due to the competitive marketplace for executives with experience in the lodging industry, retaining and properly incentivizing our executive management team, who we believe are capable of leading us in achieving our business objectives, is our primary compensation objective. We seek to achieve this objective in a manner that provides appropriate incentives for our executive officers to achieve our goals and create value for shareholders. The four core elements of our executive compensation philosophy, and the ways these elements are represented in our executive compensation program, are as follows:

1.	Total compensation provided to our executive officers should be at levels commensurate with their individual responsibilities and accomplishments while also providing appropriate incentives related to our long-term performance.

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Our executive officers have extensive experience in the lodging industry that exceeds or rivals that of the executive teams of our industry peers. Our executive management team served in comparable positions with Highland Hospitality Corporation, or Highland, a NYSE-listed lodging REIT that operated in the upper-upscale segment from its IPO in December 2003 until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies, including Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

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The combination of the depth and breadth of the experience of our executive officers warrant compensation in amounts that are generally in line with the compensation paid to our lodging industry peers so our executive officers stay motivated with appropriate incentives.

2.	We believe that performance-based pay aligns the interests of our executive officers with those of the Trust’s shareholders. As a result, we have designed our executive compensation program to provide a significant portion of each executive officer’s total compensation through incentives motivating the executives to take actions that enhance shareholder returns, in the form of a stable and growing dividend and through long-term appreciation in our share price. In addition, performance measures based on individual goals and objectives annually established by our Compensation Committee for the executive officers should reward executive officers for performance within the executive officers’ responsibilities that allows the Trust to achieve its near-term business goals and positions the Trust to generate greater long-term shareholder value.

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Annual Incentives. Our annual cash bonus plans since our inception have been tailored to reward our executive officers for achievement of our most important business objectives for each year. Our 2013 cash bonus plan was designed to focus our executive officers on performance of our core objectives of delivering strong cash flows and revenue growth. Our 2013 cash bonus plan also afforded each executive officer the opportunity to earn a bonus based on achievement of individual performance objectives tied to, among other things, continuing to grow the Trust’s hotel portfolio; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives.

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Long-term Incentives. The Trust’s total shareholder return relative to industry peer returns formed the basis of performance-based restricted share awards granted to our executive officers in 2013, and will play a significant role in 2014 and future years through the long-term equity incentive compensation program approved and implemented by the Compensation Committee.

3.	Our executive compensation program further seeks to align the interests of our executives with those of our shareholders by providing that a significant portion of executive officers’ compensation is offered in common shares. Through awards of restricted shares that vest over a period of years and in respect of the Trust’s performance, the value of the executive officers’ total compensation should increase as total returns to shareholders increase.

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As part of the long-term equity incentive compensation program adopted by our Compensation Committee, awards of time-based and performance-based restricted shares were granted to each of our executive officers in December 2012, January 2013 and January 2014.

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We have share ownership guidelines for executive officers that encourage them to attain and maintain specified levels of ownership of our common shares. Likewise, share ownership guidelines for the independent members of our Board also have been approved, to ensure that our Board’s interests are fully aligned with those of our shareholders.

4.	We believe that the protections provided to our executive officers in their employment agreements should help us achieve our goal of retaining our executive officers.

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Our executive officers’ employment agreements provide for post-termination pay opportunities designed to provide the executives with economic security. These agreements help ensure that our executives are able to devote their full time and attention to the Trust in the event of a change in control that is in the best interests of shareholders but may result in termination of their employment.

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Our executive officers also participate in the welfare and benefit plans that we make available to each of our current employees. In addition, Messrs. Francis and Vicari are eligible for limited perquisites including an annual physical and medical examination and financial planning services.

Executive compensation governance and oversight

Our Compensation Committee, which consists solely of trustees meeting the NYSE standards for independence and the SEC’s requirements for compensation committee member independence, discharges the Board’s responsibilities relating to the compensation of our trustees and executive officers. In that role, the Compensation Committee also serves as the administrator of our Equity Plan pursuant to which the equity and annual cash incentive awards that form part of our executive compensation program are made. Our Compensation Committee administers our executive compensation program in accordance with the following core governance principles:

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A significant portion of total compensation opportunity is provided in the form of performance-based incentives, tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

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Our Compensation Committee considers our executive officers’ compensation as compared to that paid to executives of peer companies in the lodging industry as part of the total mix of information considered in making compensation decisions.

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The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants in making retention decisions.

•	Our Compensation Committee is responsive to the concerns of our shareholders.

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Our executive employment agreements do not provide for automatic salary increases or guaranteed incentive payments. The Compensation Committee reviews the terms of the employment agreements periodically and before a renewal occurs to determine whether the terms of the employment agreements continue to further our goals.

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The change in control arrangements provided to our executives are “double trigger,” requiring a termination event following a change in control before any payments are triggered, and we do not provide excise tax “gross-up” payments in connection with a future change in control.

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The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of it, create risks that are reasonably likely to have material adverse effect on us.

•	Executives are subject to robust share ownership requirements of 5x base salary for our chief executive officer and 3x base salary for each other named executive officer.

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All employees and trustees are prohibited from engaging in transactions designed to hedge the Trust’s securities, purchasing the Trust’s shares on margin, short-selling the Trust securities, and directly or indirectly pledging Trust securities as collateral for a loan.

The following discussion provides additional detail and analysis regarding the Compensation Committee’s decisions relating to the compensation of our named executive officers for 2013, including the objectives underlying our approach to executive compensation, our process for making decisions with respect to executive compensation and the specific factors in that decision-making process, and the various elements of compensation we use.

2013 executive compensation program

Our compensation program for our named executive officers in 2013 consisted of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonuses;

•	Long-term equity-based incentives, in the form of restricted share awards that vest over time and awards that vest only upon achievement of specified performance objectives;

•	Health and welfare benefits and perquisites; and

•	Severance arrangements under the executives’ employment agreements.

The design of our executive compensation program as well as the amounts of each element paid to our named executive officers in 2013 were influenced by amounts paid in prior years, the affirmative votes by holders of over 98% of the votes cast on the Trust’s 2013 “say-on-pay” vote, indicating strong approval of the Trust’s executive compensation program, and an analysis of the Trust’s long-term equity incentive compensation program conducted in 2012 by the Compensation Committee with the assistance of HVS Executive Search, a compensation consultant.

Elements of 2013 executive compensation

The following is a summary of the elements of and amounts paid under our executive compensation program for 2013:

Annual base salary. Base salary is designed to compensate each of our named executive officers at a fixed level of annual compensation that serves as a retention tool throughout the executive’s career. Under their 2010 employment agreements, Messrs. Francis, Vicari, Adams and Wootten are entitled to receive annual base salaries at minimum annual rates of $700,000, $475,000, $275,000 and $230,000, respectively, and the Compensation Committee is permitted to annually review the base salary of each named executive officer to determine whether an increase in each named executive officer’s salary is necessary or appropriate. In determining whether to increase base salaries, the Compensation Committee may consider a variety of factors, including each executive’s role and responsibility, unique skills, future potential with the Trust, salary levels for similar positions in the lodging industry, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. Based upon its review of the factors described above, the Compensation Committee determined that, for 2013, the base salaries of Messrs. Francis and Vicari should remain at the same levels established at the time of our IPO, but raised the salaries for Messrs. Adams and Wootten to $400,000 and $252,000, respectively.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on the overall performance of the Trust as well as each officer’s individual performance. In connection with our annual cash bonus plan, our Compensation Committee establishes annual performance criteria that are flexible and that change with the needs of our business.

Under the terms of the cash bonus plan, the Trust’s executive officers will be entitled to receive annual cash bonuses for a given calendar year, with the amounts awarded in respect of a particular year to be determined based on the extent to which the executive officers and the Trust achieve the performance metrics established for that year by the Compensation Committee. While the exact mix of these metrics will be determined annually in the discretion of the Compensation Committee, the Compensation Committee expects that the predominant portion of the metrics selected for each year will be chosen from among the list of performance criteria approved by the Trust’s shareholders at the Trust’s 2012 Annual Meeting and therefore amounts paid as a result of achievement of such metrics will qualify as performance-based pay for purposes of Section 162(m) of the Internal Revenue Code.

The following table depicts the cash bonus that each executive was eligible to receive for 2013, measured as a percentage of 2013 base salary, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each metric of the cash bonus plan identified below.

Cash Bonuses Payable Based Upon Achievement of 2013 Bonus Plan Criteria

(as Percentage of 2013 Base Salary)

Executive Officer	Threshold	Target	Maximum
James L. Francis	50%	100%	200%
Douglas W. Vicari	35%	75%	150%
D. Rick Adams	35%	65%	125%
Graham J. Wootten	25%	50%	85%

The Compensation Committee determined that 2013 annual cash bonuses should be based on two company-wide metrics and one individual-based metric. Each is described below and remains generally unchanged from the metrics underlying the Trust’s 2012 cash bonus plan: (1) adjusted funds from operations, or AFFO, per share, (2) the growth of room revenue per available room, or RevPAR, and (3) individual performance objectives. The Compensation Committee evaluated each of the metrics based on achievement of threshold, target and maximum levels of performance established for each at the time the 2013 cash bonus plan was implemented. Amounts earned were interpolated in cases where performance was between the threshold and target, or target and maximum, levels.

AFFO Per Share (Weight: 60%): The Trust believes that AFFO (determined by adjusting the Trust’s FFO as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and non-cash amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities), represents the best financial metric by which to evaluate the Trust’s core operating results. Accordingly, the Compensation Committee determined that 60% of the overall cash bonus for each executive officer would be based upon the level of AFFO per share generated by the Trust during 2013. The Compensation Committee initially set the threshold, target and maximum levels of

AFFO per share at $1.48, $1.60 (the mid-point of the AFFO per share guidance issued by the Trust in February 2013) and $1.72, respectively, subject in each case to adjustment in the discretion of the Compensation Committee to give effect to the impact of any significant events or transactions that were not pending at the time the 2013 cash bonus plan was adopted. For 2013, the Compensation Committee evaluated significant events and transactions including, but not limited to, the Trust’s 2013 acquisitions, its common equity offerings and its debt financing activities, and determined that, giving effect to the impact of all of the considered events and transactions, the Trust’s 2013 operations generated AFFO per share of $1.63, between the target and maximum performance levels initially set.

RevPAR Growth Compared to Industry-wide Performance (Weight: 20%). The Compensation Committee believes that a significant indicator of the Trust’s 2013 performance will be the growth of RevPAR generated by the Trust’s hotels compared to that generated by hotels operating in the respective segments of the U.S. lodging industry in which the Trust’s hotels are positioned. Accordingly, the Compensation Committee determined that 20% of the overall 2013 cash bonus for each executive officer would be based upon a comparison of 2013 RevPAR growth achieved at the Trust’s hotels experiencing comparable operations in both 2013 and 2012, compared against the weighted average (calculated on the basis of the number of rooms the Trust has in each segment) 2013 RevPAR growth reported by Smith Travel Research (“STR”) for the respective segments as a whole. For purposes of the 2013 cash bonus plan, the Compensation Committee determined that threshold performance for this metric would be achieved if the Trust’s 2013 RevPAR growth were to achieve the STR weighted-average, less 1%; target performance would be achieved if the Trust’s 2013 RevPAR growth were to achieve the STR weighted-average; and maximum performance would be achieved if the Trust’s 2013 RevPAR growth were to achieve the STR weighted-average, plus 1%. The Trust’s 2013 RevPAR growth as determined for this purpose was 5.2%, which slightly exceeded the threshold level for this metric of 5.1%.

Individual Performance Goals (Weight: 20%). In addition to company-wide performance metrics of AFFO per share and RevPAR growth, the Compensation Committee believes that individual performance goals relative to pre-determined objectives should play a role in the cash bonus payable to each executive officer. Accordingly, the Compensation Committee determined that 20% of the overall cash bonus for each executive officer in 2013 would be based upon each executive officer’s achievement of such individual performance goals. The Compensation Committee approved performance goals for each of the Trust’s executive officers, with the Compensation Committee retaining full discretion in respect of all amounts awarded under this portion of the 2013 cash bonus plan. Individual performance goals included, where appropriate, operational goals for the Trust and the respective functions over which each executive has operational or overall responsibility; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives. No executive officer was guaranteed an award and, if performance was unsatisfactory, no bonus would be paid under the individual performance criterion of the 2013 cash bonus plan. The Compensation Committee did not rely on any one particular objective or formula in determining appropriate 2013 cash bonus levels, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of our compensation principles. The Compensation Committee considered the following accomplishments by the Trust and the named executive officers in 2013 in reaching its decision on the amounts to be paid pursuant to the individual bonus criteria of the 2013 cash bonus plan:

•	We closed 2013 with our common shares trading at an all-time high share price of $25.29;

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We generated a 26.4% total return for holders of our common shares during 2013, which was the 17th highest return among all REITs with a market capitalization over $250 million, and slightly in excess of the yearly total return of the SNL US REIT Hotel Index;

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We successfully completed a follow-on equity offering of 8.3 million common shares resulting in net proceeds of approximately $166 million and our market capitalization exceeding $1 billion for the first time;

•	We implemented an at-the-market equity program through which we were able to efficiently and timely raise net proceeds of approximately $24 million at an average price near $24 per share;

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We deployed approximately $330 million to acquire five hotels in high growth and top lodging markets, three of which were off-market deals and all of which management and the Compensation Committee believe to represent highly favorable purchase prices with significant value appreciation potential;

•	We executed several property specific financings to take advantage of the favorable interest rate environment in 2013, extend debt maturities, and give us capacity to continue selective growth;

•

Our asset management team was aggressive in pursuing a number of value-added renovation efforts that we believe will provide significant benefits to our hotels’ operating performance in 2014 and beyond, including renovations to the Le Meridien San Francisco lobby, bar, restaurant, and meeting spaces; the addition of an upscale lobby and roof top bar at the Holiday Inn New York City Midtown – 31st Street; the rebranding of the Hotel Adagio San Francisco for inclusion in Marriott’s Autograph Collection; the addition of guestrooms, a premier penthouse suite and rooftop social catering space at the Hilton Checkers Los Angeles; and commencing our largest effort to-date, a comprehensive renovation of the W Chicago – Lakeshore;

•

Our investor relations efforts continued throughout 2013 and have resulted in improved relationships with and broader coverage from sell-side analysts, relationships with new buy-side investors who subsequently have participated in our equity offerings, and an expanded shareholder base; and

•	We enhanced our asset management and financial reporting platforms through the addition of additional personnel and training in 2013.

Based on the foregoing, the Compensation Committee awarded each of the named executive officers the maximum payable amount under the individual performance criteria of the 2013 cash bonus plan.

Equity awards. In 2012, the Compensation Committee implemented a long-term equity incentive compensation program with the dual objectives of fostering strong alignment between the Trust’s executive officers and shareholders by increasing the overall ownership stakes of the executive officers, and providing greater incentives to the Trust’s executive officers to take actions to enhance the Trust’s total shareholder returns through performance-based awards with challenging vesting parameters. The program is composed of annual awards of both time-based restricted shares vesting ratably over a multi-year period and performance-based restricted shares vesting, if at all, based on the Trust’s total shareholder returns relative to those generated by the SNL US REIT Hotel Index prepared by SNL Financial LC (the “Index”). As approved by the Compensation Committee, the Trust’s long-term equity incentive compensation program contemplated an initial award of both time-based and performance-based restricted shares to each executive officer, followed by subsequent awards of both time-based and performance-based restricted shares to be granted annually. Consistent with the design of the new program, the initial time-based restricted share awards were granted in late 2012, at the time the program was adopted by the Compensation Committee and target annual award sizes were approved. However, the initial performance-based restricted share awards were not granted until January 2013, because the Compensation Committee was still in the process of assessing the program design parameters to govern those share awards. Further detail regarding the awards granted under the program in 2012 and 2013 is set forth below under “– Grants of Plan-Based Awards” and “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Total direct compensation

As noted above, the initial time-based restricted share awards under the program were granted in December 2012, but the initial performance-based restricted share awards were delayed and not granted until mid-January 2013. On January 28, 2013, the Compensation Committee approved the 2013 annual awards to each executive officer, composed of both time-based and performance-based restricted shares. As a result of the unexpected delay that caused the initial performance-based restricted share awards to be granted in 2013 instead of 2012, the share-based compensation awarded to each executive officer in 2012 and shown in the “Share Awards” column of the Summary Compensation Table for 2012 was effectively understated as compared to the target annualized award values contemplated by the Compensation Committee. On the other hand, the value for each executive officer shown in the “Share Awards” column of the Summary Compensation Table for 2013 was effectively overstated as compared to the target annualized award values.

The Supplemental Compensation Table shown below shows the total compensation of each of the Trust’s executive officers for each of the past three years. It differs from the Summary Compensation Table which appears on page 24 in that the Supplemental Compensation Table reports in the “Share Awards” column for 2012 the values of the time-based restricted share awards granted in December 2012 as well as the values of the performance-based restricted share awards that were intended to have been granted in December 2012, but which were delayed until January 2013, and therefore under the rules of the SEC were reported in the Summary Compensation Table as part of each executive officer’s 2013 compensation. The Supplemental Compensation Table is not intended to be a substitute for the Summary Compensation Table. We believe, however, that investors will find it useful as it shows a more normalized comparison of each of the executive officer’s total compensation over the past three years by eliminating the differences reported in the Summary Compensation Table that resulted from the one-time change in the Trust’s long-term equity incentive compensation for executive officers.

Supplemental compensation table

Name and Principal Position	Year	Salary		Bonus(1)		Share Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
James L. Francis	2013		$700,000		$280,000		$2,981,215		$607,685		$25,296		$4,594,196
President and Chief Executive Officer	2012		$700,000		$280,000		$3,492,178		$1,049,312		$25,078		$5,546,568
	2011		$700,000		$262,500		$1,450,155		$692,540		$24,878		$3,130,073

Douglas W. Vicari	2013		$475,000		$142,500		$1,229,752		$307,323		$10,296		$2,164,871
Executive Vice President, Chief Financial Officer and Treasurer	2012		$475,000		$142,500		$1,267,660		$534,025		$10,078		$2,429,263
	2011		$475,000		$148,438		$969,232		$380,875		$9,878		$1,983,423

D. Rick Adams	2013		$400,000		$100,000		$1,229,752		$224,349		$10,296		$1,964,397
Executive Vice President and Chief Investment Officer	2012		$350,000		$87,500		$1,267,660		$328,794		$10,078		$2,044,032
	2011		$275,000		$51,562		$292,800		$136,035		$9,878		$765,275

Graham J. Wootten	2013		$252,000		$42,840		$465,815		$103,713		$10,296		$874,664
Senior Vice President, Chief Accounting Officer and Secretary	2012 2011	$ $	240,000 230,000	$ $	40,800 43,124	$ $	481,920 183,000	$ $	154,717 113,775	$ $	10,078 9,878	$ $	927,515 579,777

(1)	Represents cash bonuses awarded by the Compensation Committee to Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year in recognition of the achievement by each of his individually designed management business objectives.
(2)	For 2012, this column includes the grant-date fair values of the time-based restricted share awards granted in December 2012 and the performance-based restricted share awards that were intended to have been granted in December 2012, but were granted January 16, 2013. For 2013, this column excludes the grant-date fair values of the performance-based restricted share awards that were granted on January 16, 2013, but which were intended to have been granted in December 2012.
(3)	Represents cash incentive compensation amounts earned by Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year. For information on how the amounts were determined, see “– Compensation Discussion and Analysis – Elements of 2013 executive compensation – Annual cash bonus” and “– Grants of Plan-Based Awards.”

(4)	Amounts reported in this column include (i) $15,000 paid in 2013 to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten in 2013 of $10,200 each; and (iii) life insurance premiums paid by the Trust.

Health and welfare benefits and perquisites. All eligible employees are able to participate in our 401(k) plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their eligible compensation, and we make a matching contribution up to 4% of eligible compensation. We currently do not provide an option for our employees to invest in our common shares through the 401(k) plan.

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees. Messrs. Francis and Vicari also receive certain perquisites, as described more fully under “– Employment Agreements.”

Post-termination pay. As described more fully under “– Employment Agreements,” we have entered into employment contracts with each of our named executive officers that provide the officers with compensation if they are terminated without cause, they leave the Trust with good reason or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Trust.

Tax considerations

Section 162(m) of the Internal Revenue Code may limit the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Equity Plan. Because we are a REIT that generally does not pay U.S. federal income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. Our Compensation Committee’s policies and practices are not directly guided by considerations relating to Section 162(m), and we may award non-deductible compensation in certain circumstances as we deem appropriate. The base salaries and amounts paid to our named executive officers under our 2013 cash bonus plan may not qualify under these criteria, and accordingly for 2013, some compensation paid to the named executive officers in 2013 may not be deductible under Section 162(m). If Section 162(m) were determined to be applicable to the compensation paid to our named executive officers, our taxable income would be higher and amounts required to be distributed by us to comply with the REIT qualification requirements and eliminate our U.S. federal income tax liability at the REIT level also would be higher.

Executive officer share ownership guidelines

We have adopted share ownership guidelines for our executive officers. We believe that encouraging our executive officers to attain and maintain a meaningful ownership interest in the Trust relative to his or her annual base salary is in the best interest of the Trust and its shareholders and is likely to further encourage each executive officer to act in a manner that creates value for our shareholders.

Pursuant to the guidelines, the Board recommends that each of our existing executive officers should own shares having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

Officer	Multiple of Annual Base Salary
James L. Francis,	5x
President and Chief Executive Officer

Douglas W. Vicari,	3x
Executive Vice President, Chief Financial Officer and Treasurer

D. Rick Adams	3x
Executive Vice President and Chief Investment Officer

Graham J. Wootten	3x
Senior Vice President, Chief Accounting Officer and Secretary

Our executive officers’ ownership of common shares, restricted shares subject to time-based vesting and other equity securities we may grant in the future all will count toward the recommended level of share ownership, but awards of restricted shares subject to performance-based vesting that have not vested will not count toward the recommended level of share ownership until the shares vest. Any newly named executive officer will have five years from the time of joining the Trust to attain the recommended level of share ownership. Our current executive officers have until December 31, 2014 to attain the recommended level of share ownership, but are encouraged to do so sooner, and to maintain their significant ownership positions thereafter. Once the Board has determined that a named executive officer has met the recommended level of share ownership, declines in the market value of those shares following the Board’s determination will not change that determination.

Hedging, short-selling and pledging policy

As part of the Trust’s continuing efforts to improve and strengthen its corporate governance efforts and align them with best practices, in 2013, the Trust adopted a hedging, short-selling and pledging policy that prohibits the Trust’s employees and trustees from: (i) purchasing financial instruments that are designed to hedge the Trust’s securities or offset any fluctuations in the market value of the Trust’s securities, (ii) purchasing the Trust’s shares on margin and (iii) selling any securities of the Trust “short.” The policy also prohibits employees and trustees from directly or indirectly pledging the Trust’s securities as collateral for a loan. These prohibitions apply whether or not such securities were acquired through the Trust’s equity compensation programs.

2014 compensation outlook

In 2013, the Compensation Committee retained Cook & Co. as an independent consultant to advise it on executive compensation matters. Cook & Co. provided an analysis and assessment of the design, structure and competiveness of the Trust’s executive compensation program. Cook & Co. also measured the Trust’s executive compensation program’s competitiveness compared to the compensation programs offered by the following peer group of 11 hospitality REITs, the businesses and operations of which are most similar to those of the Trust:

• Ashford Hospitality Trust	• Host Hotels & Resorts	• Ryman Hospitality

• DiamondRock Hospitality Company	• LaSalle Hotel Properties	• Strategic Hotels and Resorts

• FelCor Lodging Trust	• Pebblebrook Hotel Trust	• Sunstone Hotel Investors

• Hersha Hospitality	• RLJ Lodging Trust

Cook & Co.’s competitive analysis indicated that target total direct compensation (the sum of base salary, target bonus, and the grant-date fair value of the annual long-term equity incentives) were generally at or above median, with the exception of Mr. Wootten, whose target total direct compensation was below the 25th percentile of officers with comparable job titles and responsibilities. Cook & Co. recommended increases to base salaries for Messrs. Francis and Wootten, whose salaries were below median. Cook & Co. also recommended increasing the target bonus percentage for Mr. Adams and Mr. Wootten to bring their target total annual cash compensation closer to median and setting the threshold bonuses at 50% of target and maximum bonuses at 200% of target for all executives. Cook & Co. recommended maintaining target long-term equity incentive award values at the same levels as in 2013 for all executives, except for Mr. Wootten, where suggested increases were designed to make his target total direct compensation more competitive with similarly-situated executives at the peer companies.

Cook & Co. had the following recommendations for changes to the design of the long-term equity incentive compensation component of the program:

•

to grant half of the grant-date fair value in the form of performance shares, which will result in more than half of the shares being subject to performance hurdles. In 2012 and 2013, executives were granted the opportunity to earn the same number of shares of each type;

•

for the performance-based restricted share portion of long-term incentives, to use a cumulative, three-year performance period, without the ability to earn awards annually, instead of the previous design, which used a four-year performance period, with the opportunity to earn a portion of the shares annually;

•	to cap the maximum value that may be earned under the performance-based restricted share component at 1.75 times the starting share price times number of shares granted; and

•	to require the Trust’s absolute total shareholder return (“TSR”) to be positive in order for any performance-based restricted shares to vest.

The Compensation Committee generally adopted the recommendations made by Cook & Co. in implementing the Trust’s 2014 executive compensation program, as previously reported in the Form 8-K filed by the Trust on February 3, 2014.

Report of the Compensation Committee

The Compensation Committee of the Board of Trustees of Chesapeake Lodging Trust has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K of Chesapeake Lodging Trust for the year ended December 31, 2013. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

John W. Hill

Thomas A. Natelli

Thomas D. Eckert

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to our named executive officers in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Share Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
James L. Francis	2013	$700,000	$280,000	$4,437,393	$607,685	$25,296	$6,050,374
President and Chief Executive Officer	2012	$700,000	$280,000	$2,036,000	$1,049,312	$25,078	$4,090,390
	2011	$700,000	$262,500	$1,450,155	$692,540	$24,878	$3,130,073

Douglas W. Vicari	2013	$475,000	$142,500	$1,758,344	$307,323	$10,296	$2,693,463
Executive Vice President, Chief Financial Officer and Treasurer	2012	$475,000	$142,500	$739,068	$534,025	$10,078	$1,900,671
	2011	$475,000	$148,438	$969,232	$380,875	$9,878	$1,983,423

D. Rick Adams	2013	$400,000	$100,000	$1,758,344	$224,349	$10,296	$2,492,989
Executive Vice President and Chief Investment Officer	2012	$350,000	$87,500	$739,068	$328,794	$10,078	$1,515,440
	2011	$275,000	$51,562	$292,800	$136,035	$9,878	$765,275

Graham J. Wootten	2013	$252,000	$42,840	$666,767	$103,713	$10,296	$1,075,616
Senior Vice President, Chief Accounting Officer and Secretary	2012	$240,000	$40,800	$280,968	$154,717	$10,078	$726,563
	2011	$230,000	$43,124	$183,000	$113,775	$9,878	$579,777

(1)	Represents cash bonuses awarded by the Compensation Committee to Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year in recognition of the achievement by each of his individually designed management business objectives.
(2)	Represents cash incentive compensation amounts earned by Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year. For information on how the amounts were determined, see “– Compensation Discussion and Analysis – Elements of 2013 executive compensation – Annual cash bonus” and “– Grants of Plan-Based Awards.”
(3)	Amounts reported in this column include (i) $15,000 paid in 2013 to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten in 2013 of $10,200 each; and (iii) life insurance premiums paid by the Trust.

Grants of Plan-Based Awards

The following table sets forth the bonuses payable under our 2013 cash bonus plan and the awards of restricted shares granted to each of our named executive officers in 2013 under our Equity Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(6)	Grant- Date Fair Value of Stock and Option Awards(7)
		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum
James L. Francis	1/16/2013				25,000	—	100,000		$1,456,178
	1/28/2013	$70,000	$560,000	$1,120,000
	1/28/2013							80,000	$1,765,600
	1/28/2013				20,000	—	80,000		$1,215,616
Douglas W. Vicari	1/16/2013				9,075	—	36,300		$528,592
	1/28/2013	$33,250	$285,000	$570,000
	1/28/2013							33,000	$728,310
	1/28/2013				8,250	—	33,000		$501,441
D. Rick Adams	1/16/2013				9,075	—	36,300		$528,592
	1/28/2013	$28,000	$208,000	$400,000
	1/28/2013							33,000	$728,310
	1/28/2013				8,250	—	33,000		$501,441
Graham J. Wootten	1/16/2013				3,450	—	13,800		$200,952
	1/28/2013	$12,600	$100,800	$171,360
	1/28/2013							12,500	$275,875
	1/28/2013				3,125	—	12,500		$189,940

(1)	Represents amounts payable under our 2013 cash bonus plan based upon achievement of the AFFO per share metric and the RevPAR growth metric. For actual amounts paid to each named executive officer under our 2013 cash bonus plan, see “– Compensation Discussion and Analysis – Elements of 2013 executive compensation – Annual cash bonus” and “– Summary Compensation Table.”
(2)	Represents amounts payable under our 2013 cash bonus plan if the threshold level had been achieved for only the RevPAR growth metric, which comprises 20% of the overall amount that can be awarded under the plan.
(3)	Represents amounts payable under our 2013 cash bonus plan if the target level had been achieved for both the AFFO per share metric and the RevPAR growth metric.
(4)	Represents amounts payable under our 2013 cash bonus plan if the maximum level had been achieved for both the AFFO per share metric and the RevPAR growth metric.
(5)	Represents performance-based restricted share awards that will vest upon our achievement of specified performance metrics. The Trust achieved certain of its performance metrics in 2013, and therefore a portion of the performance-based restricted share awards vested in 2013. See “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
(6)	Represents time-based restricted share awards, each of which will vest as to one quarter of the award per year on each of the first four anniversaries of the grant date.
(7)	Represents the estimated grant-date fair value of the restricted share awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Overview of the Long-Term Equity Incentive Plan

As described above, the Trust’s long-term equity incentive compensation program for its executive officers is delivered through awards of a combination of time-based restricted shares and performance-based restricted shares. All of the awards are granted pursuant to the Trust’s Equity Plan. During both 2012 and 2013, the Compensation Committee approved a fixed number of shares, 50% of which were granted as time-based restricted shares and 50%

of which represent the maximum number of performance-based restricted shares that may be earned. The following summarizes the terms of each component of the long-term equity incentive compensation program and the awards granted under the program in 2013.

Time-based

The time-based restricted shares vest in equal annual installments on each of the first four anniversaries of the grant date. Vesting accelerates upon termination due the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a change in control (i.e., “Corporate Transaction”), if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination (i.e., termination by the Trust without Cause or by participant with Good Reason as defined in employment agreements) within 12 months following the change in control.

Performance-based

The performance-based restricted shares vest based on the Trust’s TSR relative to the total return of the SNL US REIT Hotel Index (the “Index”). For the 2013 awards, one quarter of the shares are eligible to vest in each year from 2013 through 2016, based on the Trust’s annual TSR for the year relative to the total return of the Index. At the end of the four-year period, any shares not earned in each prior year may still be earned based on the Trust’s cumulative TSR relative to the total return of the Index for the full four-year period. The payout schedule for both annual and cumulative measurement is as follows, with linear interpolation for performance between 67% and 100%, and between 100% and 133% of the Index:

Trust TSR as % of SNL US REIT Hotel Index Total Return	Payout (% of Maximum)
<67%	0%
67%	25%
100%	50%
≥133%	100%

If the total return of the Index and the Trust’s TSR are both negative, payout is 100% of the award if the Trust’s TSR exceeds 133% of the Index’s total return, but 0% payout if the Trust’s TSR is less than 133% of the Index’s total return. Vesting accelerates at the maximum level upon termination due to the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a change in control (i.e., “Corporate Transaction”), if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination (i.e., termination by the Trust without Cause or by participant with Good Reason as defined in employment agreements) within 12 months following the change in control.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2013. Market values have been determined based on the closing price of our common shares on December 31, 2013 of $25.29 per share.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Common Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
James L. Francis	155,000	$3,919,950	157,378	$3,980,090
Douglas W. Vicari	60,225	$1,523,090	60,591	$1,532,346
D. Rick Adams	60,225	$1,523,090	60,591	$1,532,346
Graham J. Wootten	22,850	$577,877	22,995	$581,544

(1)	Amounts shown in this column represent the number of time-based restricted shares granted to each executive officer that had not vested as of December 31, 2013. These awards vest ratably on each of the first four anniversaries of the grant date. Subsequent to December 31, 2013, the following time-based restricted shares vested: Mr. Francis: 20,000 shares; Messrs. Vicari and Adams: 8,250 shares; and Mr. Wootten: 3,125 shares. The remaining time-based restricted shares vest as follows: Mr. Francis: 25,000 shares in each of December 2014, 2015 and 2016, and 20,000 shares in each of January 2015, 2016 and 2017; Messrs. Vicari and Adams: 9,075 shares in each of December 2014, 2015 and 2016, and 8,250 shares in each of January 2015, 2016 and 2017; and Mr. Wootten: 3,450 shares in each of December 2014, 2015 and 2016, and 3,125 shares in each of January 2015, 2016 and 2017.
(2)	Amounts shown in this column represent the number of performance-based restricted shares granted to each executive officer that had not vested as of December 31, 2013, assuming in each case achievement of the maximum level of performance. A portion of the performance-based restricted shares granted to each executive officer were eligible for vesting at December 31, 2013 and the remainder will be eligible for vesting at December 31, 2014, 2015 and 2016, in accordance with the terms set forth above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”. Assuming the Trust achieves the maximum levels of performance each year, the remainder of the performance-based restricted shares shall vest as follows: Mr. Francis: 45,000 shares at each of December 31, 2014, 2015 and 2016; Messrs. Vicari and Adams: 17,325 shares at each of December 31, 2014, 2015 and 2016; and Mr. Wootten: 6,575 shares at each of December 31, 2014, 2015 and 2016. In addition, if the Trust achieves the maximum cumulative TSR relative to the Index for the full four-year period ending December 31, 2016, the shares that did not vest at December 31, 2013 shall vest at December 31, 2016 as follows: Mr. Francis: 22,378 shares; Messrs. Vicari and Adams: 8,616 shares; and Mr. Wootten: 3,270 shares.

Option Exercises and Shares Vested

The Trust has not granted any option awards to its named executive officers. Time-based and performance-based restricted share awards were granted to the named executive officers as described above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The table below sets forth information regarding the vesting of such restricted shares in 2013.

	Restricted Share Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James L. Francis	114,934	$2,681,936
Douglas W. Vicari	62,825	$1,440,909
D. Rick Adams	34,199	$809,386
Graham J. Wootten	20,170	$468,324

Equity Plan Information

We have adopted an Equity Plan, which provides for the issuance of equity-based awards, including share options, share appreciation rights (“SARs”), restricted shares, share units, unrestricted shares and other awards based on our common shares that may be granted by us to our trustees and employees and to our advisors and consultants who are providing services to us as of the grant date. The following table summarizes information, as of December 31, 2013, relating to the Equity Plan pursuant to which awards of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	301,555	—	2,051,699
Equity compensation plans not approved by security holders	—	—	—

Total	301,555	—	2,051,699

(1)	The amount shown represents performance-based restricted shares which will vest, if at all, based on the Trust’s TSR, measured at performance levels and over performance periods determined by the Compensation Committee relative to the total return of the SNL US REIT Hotel Index. The amount shown includes the maximum number of performance-based restricted shares payable if the maximum level of relative TSR is achieved by the Trust over each remaining annual performance period and the cumulative performance period ending December 31, 2016.

Employment Agreements

We have entered into employment agreements with Messrs. Francis, Vicari, Adams and Wootten that provide for an annual minimum base salary, payable in approximately equal semi-monthly installments. In addition, the employment agreements provide these individuals with severance benefits if their employment ends under certain circumstances. We believe that the agreements benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of the Trust.

Messrs. Francis and Vicari’s agreements provided an initial term of three years and an original expiration date of January 27, 2013. Pursuant to the agreements, the initial term is automatically extended for an additional year on each anniversary of the effective date of the commencement of employment unless either party gives 90 days’ prior notice that the term will not be extended. Messrs. Francis’ and Vicari’s employment agreements were both automatically extended on January 27, 2013 for an additional one year term, and again on January 27, 2014. The initial two-year terms of the employment agreements with Messrs. Adams and Wootten also have expired, but have been renewed automatically on terms similar to the renewal provisions described above regarding the agreements of Messrs. Francis and Vicari.

Each of these executives is entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (the term “bonus” for purposes of calculating post-termination pay includes the types of payments reported under both the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously granted to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below. The term “cause” includes termination due to fraud, misappropriation or embezzlement, the conviction of any felony, breach of fiduciary duties, and breach of any material term of the employment agreement. The term “good reason” includes termination due to a substantial diminution of duties, relocation beyond fifty (50) miles from the Trust’s address, and a substantial reduction in base salary and other compensation other than as a result of the Trust’s failure to achieve performance targets.

If we terminate the executive without cause the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, his then current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to them during the preceding 36 months and (2) the most recent bonus paid to the executive. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Messrs. Adams and Wootten, following such executive’s termination of employment.

If there is a change in control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, his then current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Messrs. Adams and Wootten, following termination of employment. Each of the employment agreements was amended in 2011 to eliminate the requirement that we make “gross up” payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

Bonus payments will be made in one lump sum within 60 days following the end of the fiscal year in which such termination occurs. Severance payments will be paid in approximately equal installments on the Trust’s scheduled payroll dates and will be subject to the executive signing a general release.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with the Trust.

Potential Payments to Executive Officers Upon Termination

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive upon termination under various circumstances pursuant to the terms of the Equity Plan, the restricted share agreements made under the Equity Plan and their respective employment agreements. The table assumes that termination of the named executive officer from the Trust under the scenario shown occurred on December 31, 2013.

	Cash Severance Payment	Life/Health Insurance Benefits(4)	Acceleration of Equity Awards(5)	Total Termination Benefits
James L. Francis(1)
Involuntary termination without cause(2)	$3,514,691	$35,506	$7,900,040	$11,450,237
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$5,272,037	$53,259	$7,900,040	$13,225,336
Death or disability(3)	—	—	$7,900,040	$7,900,040
Douglas W. Vicari(1)(6)
Involuntary termination without cause(2)	$2,053,774	$192	$3,055,437	$5,109,403
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$3,080,661	$288	$3,055,437	$6,136,386
Death or disability(3)	—	—	$3,055,437	$3,055,437
D. Rick Adams(1)
Involuntary termination without cause(2)	$709,413	$17,753	$3,055,437	$3,782,603
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$1,418,827	$35,506	$3,055,437	$4,509,770
Death or disability(3)	—	—	$3,055,437	$3,055,437
Graham J. Wootten(1)
Involuntary termination without cause(2)	$418,323	$6,238	$1,159,420	$1,583,981
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$836,646	$12,477	$1,159,420	$2,008,543
Death or disability(3)	—	—	$1,159,420	$1,159,420

(1)	The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of his employment, including an involuntary termination with cause and a resignation without good reason.
(2)	Amounts in this row are calculated in accordance with provisions of the applicable employment agreement as described more fully under “– Employment Agreements.”
(3)	A termination of this executive officer’s employment due to death or disability entitles this executive officer to benefits under our life insurance and disability insurance plans. In addition, restricted shares immediately vest upon this executive officer’s termination of employment due to death or disability.
(4)	The amounts shown in this column are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by the Trust for health care and life insurance benefits expected to be provided to each executive officer.
(5)	For purposes of this table, the market value per restricted share is assumed to be $25.29, the closing market price per common share on December 31, 2013.
(6)	Mr. Vicari does not participate in the Trust’s health insurance plan.

Non-Executive Trustee Compensation

For 2013, we paid our non-executive trustees an annual retainer fee of $60,000, payable quarterly. In addition, our Audit Committee chairman was paid an additional annual retainer of $15,000, our Compensation Committee chairman was paid an additional annual retainer of $10,000 and our Nominating and Corporate Governance Committee chairman was paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive Chairman of the Board, was paid an additional annual retainer of $20,000. Although we reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at Board and committee meetings, we do not pay any trustee a separate fee for meetings attended. Furthermore, trustees do not receive any perquisites.

Our non-executive trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

At our 2013 Annual Meeting, each of our non-executive trustees received an award of 3,000 restricted shares, except that Mr. Natelli received 4,000 restricted shares in recognition of his expanded responsibilities as our non-executive Chairman of the Board. Commencing at our 2014 Annual Meeting, each of our non-executive trustees will receive an award of restricted shares, the number of which will be determined based on the closing price of a common share on the date of the 2014 Annual Meeting as reported on the New York Stock Exchange, with a value of $75,000, except that our non-executive Chairman will receive an award of restricted shares valued at $100,000. Vesting for these awards will occur on the date of the subsequent annual meeting of shareholders, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

The table below reflects the amount of the share awards and retainer fees paid to our non-executive trustees in 2013:

Summary of Non-Executive Trustee 2013 Compensation

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Thomas A. Natelli	$80,000	$95,000	$175,000
Thomas D. Eckert	$75,000	$71,250	$146,250
John W. Hill	$70,000	$71,250	$141,250
George F. McKenzie	$67,500	$71,250	$138,750
Jeffrey D. Nuechterlein	$60,000	$71,250	$131,250

(1)	All share awards were granted pursuant to our Equity Plan. The amounts in this column reflect the estimated grant-date fair value of the restricted share awards.

Trustee Share Ownership Guidelines

Our Board has established share ownership guidelines for our non-executive trustees because we believe that encouraging our non-executive trustees to attain and maintain a meaningful ownership interest in the Trust further aligns the interests of our trustees with those of our shareholders in creating long-term value for the Trust. Under the guidelines, adopted in February 2013, each of our non-executive trustees is expected to own our common shares having an aggregate value equal to or greater than $180,000 (three times the amount of the annual cash retainer currently paid to each non-executive trustee). The Board expects that all incumbent non-executive trustees will accumulate the minimum level of share ownership prior to February 2016, and any persons joining the Board will accumulate the minimum level of share ownership within three years of joining the Board. Under the guidelines, non-executive trustees are expected to retain common shares acquired by them pursuant to awards granted under our Equity Plan until the minimum ownership level has been attained. This expectation will not, however, prevent a non-executive trustee from selling or disposing of any common shares purchased directly or indirectly in the open market at any time.

Trustees are subject to the Trust’s policy regarding hedging, short-selling and pledging of Trust securities as more fully described under “Hedging, short-selling and pledging policy.”

Compensation Committee Interlocks and Insider Participation

As noted earlier, the Compensation Committee consists of Messrs. Hill, Natelli and Eckert. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of trustees or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing shareholders a non-binding advisory vote on a resolution to approve our executive compensation programs, as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosures regarding such compensation and the accompanying narrative disclosure. As discussed below, the Board recommends that you vote to approve the proposed resolution.

The Trust’s goal for our executive compensation program is to hire, retain and motivate our senior management to grow our business and create long-term value. We believe that our compensation programs have been effective in creating the appropriate incentives for our named executive officers, as evidenced by the following key accomplishments during 2013, all of which were considered by the Compensation Committee in making its decisions in respect of compensation for our named executive officers for 2013:

•	We closed 2013 with our common shares trading at an all-time high share price of $25.29;

•

We generated a 26.4% total return for holders of our common shares during 2013, which was the 17th highest return among all REITs with a market capitalization over $250 million, and slightly in excess of the yearly total return of the SNL US REIT Hotel Index;

•

We successfully completed a follow-on equity offering of 8.3 million common shares resulting in net proceeds of approximately $166 million and our market capitalization exceeding $1 billion for the first time;

•	We implemented an at-the-market equity program through which we were able to efficiently and timely raise net proceeds of approximately $24 million at an average price near $24 per share;

•

We deployed approximately $330 million to acquire five hotels in high growth and top lodging markets, three of which were off-market deals and all of which management and the Compensation Committee believe to represent highly favorable purchase prices with significant value appreciation potential;

•	We executed several property specific financings to take advantage of the favorable interest rate environment in 2013, extend debt maturities, and give us capacity to continue selective growth;

•

Our asset management team was aggressive in pursuing a number of value-added renovation efforts that we believe will provide significant benefits to our hotels’ operating performance in 2014 and beyond, including renovations to the Le Meridien San Francisco lobby, bar, restaurant, and meeting spaces; the addition of an upscale lobby and roof top bar at the Holiday Inn New York City Midtown –

31st Street; the rebranding of the Hotel Adagio San Francisco for inclusion in Marriott’s Autograph Collection; the addition of guestrooms, a premier penthouse suite and rooftop social catering space at the Hilton Checkers Los Angeles; and commencing our largest effort to-date, a comprehensive renovation of the W Chicago – Lakeshore;

•

Our investor relations efforts continued throughout 2013 and have resulted in improved relationships with and broader coverage from sell-side analysts, relationships with new buy-side investors who subsequently have participated in our equity offerings, and an expanded shareholder base; and

•	We enhanced our asset management and financial reporting platforms through the addition of additional personnel and training in 2013.

Based on our performance, the Board has concluded that our executive compensation program should be approved by shareholders, and asks them to approve the following resolution.

“RESOLVED, that the compensation paid to the Trust’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation programs is advisory and non-binding on the Trust. However, the Compensation Committee, which is responsible for designing and administering the Trust’s executive compensation programs, values the opinions expressed by the Trust’s shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Trustees recommends that you vote “FOR” the resolution to approve our executive compensation programs as described in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the filing, regarding the ownership of our common shares by:

•	each of our trustees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all common shares the investor actually owns beneficially or of record;

•	all common shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all common shares the investor has the right to acquire within 60 days (such as restricted shares which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. No common shares beneficially owned by any executive officer or trustee have been pledged as security.

Beneficial Owner	Common Shares Owned	Percentage(1)
James L. Francis	438,646	*
Douglas W. Vicari	280,630	*
D. Rick Adams	134,319	*
Graham J. Wootten	63,837	*
Thomas A. Natelli	116,214	*
Thomas D. Eckert	63,000	*
John W. Hill	11,609	*
George F. McKenzie	12,604	*
Jeffrey D. Nuechterlein	12,000	*
All trustees and executive officers as a group (9 persons)	1,132,859	2.3%
The Vanguard Group(2)	6,315,786	12.6%
Vanguard Specialized Funds – Vanguard REIT Index Fund(3)	3,284,867	6.6%
Goldman Sachs Asset Management(4)	3,265,786	6.5%
Blackrock, Inc.(5)	3,259,317	6.5%

*	Represents less than 1% of the common shares outstanding as of the date of filing.
(1)	Percentages are based on 50,033,220 common shares outstanding as of March 14, 2014.
(2)	On February 12, 2014, The Vanguard Group filed a Schedule 13G/A to report beneficial ownership of an aggregate of 6,315,786 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	On February 4, 2014, the Vanguard Specialized Funds – Vanguard REIT Index Fund filed a Schedule 13G/A to report beneficial ownership of 3,284,867 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	On February 13, 2014, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC jointly filed a Schedule 13G to report beneficial ownership of 3,265,786 common shares. The address for this shareholder is 200 West Street, New York, NY 10282.
(5)	On January 28, 2014, Blackrock, Inc. filed a Schedule 13G/A to report beneficial ownership of 3,259,317 common shares. The address for this shareholder is 40 East 52nd St., New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transactions

During the last fiscal year, we have not entered into any transaction in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our Audit Committee or a majority of our disinterested trustees.

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•

the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our trustees, executive officers and beneficial owners of more than 10% of our common shares reported on a timely basis all transactions required to be reported by Section  16(a) of the Exchange Act during 2013.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013. Shareholders may request a free copy of our 2013 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Alternatively, shareholders can access the 2013 Annual Report on Form 10-K and other financial information on our website at: http://www.chesapeakelodgingtrust.com. We will also furnish any exhibit to the 2013 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2015 ANNUAL MEETING

Any proposal that a holder of our common shares wishes to submit for inclusion in the Chesapeake Lodging Trust Proxy Statement for the 2015 Annual Meeting (“2015 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Chesapeake Lodging Trust no later than December 2, 2014. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our common shares wishes to propose for consideration at the 2015 Annual Meeting, but does not seek to include in the 2015 Proxy Statement pursuant to Rule 14a-8, must be delivered to Chesapeake Lodging Trust no earlier than January 16, 2015 and no later than February 15, 2015 if the proposing holder of our common shares wishes for Chesapeake Lodging Trust to describe the nature of the proposal in its 2015 Proxy Statement. Any shareholder proposals or notices submitted to Chesapeake Lodging Trust in connection with our 2015 Annual Meeting should be addressed to: Corporate Secretary, Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401.

Annapolis, Maryland

April 1, 2014

DIRECTIONS TO THE 2014 ANNUAL MEETING

Our 2014 Annual Meeting will be held at the W Chicago – Lakeshore, 644 North Lake Shore Drive, Chicago, Illinois 60611. The W Chicago – Lakeshore is accessible from O’Hare International Airport and Midway Airport as follows:

•

From O’Hare International Airport (ORD): Take I-190 toward Chicago Loop and merge into I-90E/ Kennedy Expressway to downtown Chicago. Drive approximately 13 miles. Take Exit 50B, toward East Ohio Street. Keep straight onto W Ohio Street. Name changes to E Ohio Street. Drive approximately 1.2 miles until the street turns slightly left and becomes Lake Shore Drive. Drive one block north and the hotel will be on the left.

•

From Midway Airport (MDW): Travel north on Cicero Avenue/IL-50 N. Drive approximately 2.2 miles and turn right to merge onto I-55 N/Stevenson Expressway North. Proceed north on I-55 approximately 4.5 miles. Take Exit 292A and merge onto I-90 W/I-94 W toward West Ryan Expressway/Wisconsin. Drive approximately 4.0 miles. Take Exit 50B, toward East Ohio Street. Keep straight onto W Ohio Street. Name changes to E Ohio Street. Drive approximately 1.2 miles until the street turns slightly left and becomes Lake Shore Drive. Drive one block north and the hotel will be on the left.

ANNUAL MEETING OF SHAREHOLDERS OF

CHESAPEAKE LODGING TRUST

May 16, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/165240

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	00003333333030300000 4		051614

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TRUSTEE NOMINEES, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Consider and vote upon a proposal to elect seven trustees to the Trust’s Board of Trustees.

				FOR	AGAINST	ABSTAIN
			James L. Francis	☐	☐	☐
			Douglas W. Vicari	☐	☐	☐
			Thomas A. Natelli	☐	☐	☐
			Thomas D. Eckert	☐	☐	☐
			John W. Hill	☐	☐	☐
			George F. McKenzie	☐	☐	☐
			Jeffrey D. Nuechterlein	☐	☐	☐

				FOR	AGAINST	ABSTAIN
			2. Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2014.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
			3. Consider and vote upon a non-binding advisory proposal to approve the Trust’s executive compensation programs as described in the Trust’s 2014 proxy statement.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CHESAPEAKE LODGING TRUST

Proxy for Annual Meeting of Shareholders on May 16, 2014 Solicited on Behalf of the Board of Trustees

The undersigned hereby appoints James L. Francis, Douglas W. Vicari and Graham J. Wootten, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares of Beneficial Interest which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held May 16, 2014 at the W Chicago - Lakeshore, 644 North Lake Shore Drive, Chicago, Illinois, 60611 and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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